Exhibit (e)(1)

DISTRIBUTION AGREEMENT

THIS AGREEMENT is made and effective as of December 21, 2021, by and among First American Funds Trust (the “Trust”), Quasar Distributors, LLC, (the “Distributor”) and U.S. Bancorp Asset Management, Inc., the investment adviser to the Trust (the “Adviser”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company consisting of several series of shares of beneficial interest (“Shares”); and

WHEREAS, the Distributor is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member of the Financial Industry Regulatory Authority (“FINRA”); and

WHEREAS, the Trust desires to retain the Distributor as principal underwriter in connection with the offer and sale of the Shares of each series of the Trust listed on Exhibit A hereto (as amended from time to time) (each a “Portfolio”); and

WHEREAS, none of the services and duties of the Distributor described in Section 2 below and, more generally, in this Agreement will be required to be performed by the Distributor until the Distributor receives written notice from the Trust that the closing of the reorganization of First American Funds, Inc., a Minnesota corporation, into the Trust transpired; and

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Appointment of Quasar as Distributor. The Trust hereby appoints the Distributor as its agent for the sale and distribution of Shares of each Portfolio in jurisdictions wherein the Shares may be legally offered for sale, on the terms and conditions set forth in this Agreement, and the Distributor hereby accepts such appointment and shall perform the services and duties set forth in this Agreement. The services and duties of the Distributor shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against the Distributor hereunder.

2. Services and Duties of the Distributor.

A.	The Distributor shall sell Shares on a best efforts basis as agent for the Trust upon the terms and at the current offering price (plus sales charge, if any) described in the Prospectus. As used in this Agreement, the term “Prospectus” shall mean the current prospectus, including the statement of additional information, as both may be amended or supplemented, relating to a Portfolio and included in the currently effective registration statement (the “Registration Statement”) of the Trust filed under the Securities Act of 1933, as amended (the “1933 Act”) and the 1940 Act. The Trust shall in all cases receive the net asset value per Share on all sales. If a sales charge is in effect, the Distributor shall remit the sales charge (or portion thereof) to broker-dealers who have sold Shares, as described in Section 2(G), below.

B.	During the continuous public offering of Shares, the Distributor will hold itself available to receive orders, satisfactory to the Distributor, for the purchase of Shares and will accept such orders on behalf of the Trust. Such purchase orders shall be deemed effective at the time and in the manner set forth in the Prospectus.

C.	The Distributor, with the operational assistance of the Trust’s transfer agent, shall make Shares available for sale and redemption through the National Securities Clearing Corporation’s Fund/SERV System.

D.	The Distributor acknowledges and agrees that it is not authorized to provide any information or make any representations other than as contained in the Prospectus and any sales literature specifically approved by the Trust.

E.	The Distributor shall cooperate with the Trust or its agent in the development of all proposed advertisements and sales literature (“Communications with the Public”) relating to a Portfolio. The Distributor shall review all proposed Communications with the Public for compliance with applicable laws and regulations, and shall file with appropriate regulators those Communications with the Public it believes are in compliance with such laws and regulations. The Distributor shall furnish to the Trust or its agent any comments provided by regulators with respect to such materials and to use its best efforts to obtain the approval of the regulators to such materials.

F.	The Distributor, at its sole discretion, may repurchase Shares offered for sale by shareholders of a Portfolio. Repurchase of Shares by the Distributor shall be at the price determined in accordance with, and in the manner set forth in, the Prospectus. At the end of each business day, the Distributor shall notify the Trust and its transfer agent, by any appropriate means, of the orders for repurchase of Shares received by the Distributor since the last notification, the amount to be paid for such Shares and the identity of the shareholders offering Shares for repurchase. The Trust reserves the right to suspend such repurchase right upon written notice to the Distributor. The Distributor shall also act as agent for the Trust to receive and transmit promptly to the Trust’s transfer agent, shareholder requests for redemption of Shares.

G.	The Distributor may, in its discretion, enter into agreements with such qualified broker-dealers as it may select, in order that such broker-dealers also may sell Shares of a Portfolio. The form of any dealer agreement shall be approved by the Trust. To the extent there is a sales charge in effect, the Distributor shall pay the applicable sales charge (or portion thereof), or allow a discount, to the selling broker-dealer, as described in the Prospectus.

H.	The Distributor shall devote its best efforts to effect sales of Shares of a Portfolio but shall not be obligated to sell any certain number of Shares.

I.	The Distributor shall prepare reports for the Board regarding its activities under this Agreement as from time to time shall be reasonably requested by the Board, including reports regarding the use of any Rule 12b-1 payments received by the Distributor.

J.	The Distributor shall advise the Trust promptly in writing of the initiation of any proceedings against it by the SEC or its staff, FINRA or any state regulatory authority.

K.	The Distributor shall monitor amounts paid under Rule 12b-1 plans and pursuant to sales loads to ensure compliance with applicable FINRA rules.

3. Representations and Covenants of the Trust and Adviser.

A.	The Trust and the Adviser each hereby represents and warrants to the Distributor, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

i.	it is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

ii.	this Agreement has been duly authorized, executed and delivered by the Trust and the Adviser in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust and the Adviser, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

iii.	it is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; and

iv.	there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

B.	The Trust hereby represents and warrants to the Distributor, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

i.	all Shares to be sold by the Distributor, including those offered under this Agreement, are validly authorized and, when issued in accordance with the description in the Prospectus, will be fully paid and nonassessable;

ii.	the Registration Statement, and Prospectus included therein, have been prepared in conformity with the requirements of the 1933 Act and the 1940 Act and the rules and regulations thereunder; and

iii.	the Registration Statement (at the time of its effectiveness) and any advertisements and sales literature prepared by the Trust or its agent (excluding statements relating to the Distributor and the services it provides that are based upon written information furnished by the Distributor expressly for inclusion therein) shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that all statements or information furnished to the Distributor pursuant to this Agreement shall be true and correct in all material respects.

C.	The Trust, or its agent, shall take or cause to be taken, all necessary action to register Shares of each Portfolio under the 1933 Act, qualify such shares for sale in such states as the Trust and the Distributor shall approve, and maintain an effective Registration Statement for such Shares in order to permit the sale of Shares as herein contemplated. The Trust authorizes the Distributor to use the Prospectus, in the form furnished to the Distributor from time to time, in connection with the sale of Shares.

D.	The Trust or the Adviser shall advise the Distributor promptly in writing:

i.	of any material correspondence or other communication by the Securities and Exchange Commission (the “SEC”) or its staff relating to a Portfolio, including requests by the SEC for amendments to the Registration Statement or Prospectus;

ii.	in the event of the issuance by the SEC of any stop-order suspending the effectiveness of the Registration Statement then in effect or the initiation of any proceeding for that purpose;

iii.	of the happening of any event which makes untrue any statement of a material fact made in the Prospectus or which requires the making of a change in such Prospectus in order to make the statements therein not misleading;

iv.	of all actions taken by the SEC with respect to any amendments to any Registration Statement or Prospectus, which may from time to time be filed with the SEC; and

v.	in the event that the Trust determines to suspend the sale of Shares at any time in response to conditions in the securities markets or otherwise, or in the event that it determines to suspend the redemption of Shares at any time as permitted by the 1940 Act or the rules of the SEC, including any and all applicable interpretations of such by the staff of the SEC.

E.	The Trust, or its agent, shall notify the Distributor in writing of the states in which the Shares may be sold and shall notify the Distributor in writing of any changes to such information.

F.	The Trust, or its agent, shall file from time to time such amendments to its Registration Statement and Prospectus as may be necessary in order that its Registration Statement and Prospectus will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

G.	The Trust, or its agent, and the Adviser shall fully cooperate in the efforts of the Distributor to sell and arrange for the sale of Shares and shall make available to the Distributor a statement of each computation of net asset value. In addition, the Trust, or its agent, shall keep the Distributor fully informed of the Trust’s affairs and shall provide to the Distributor, from time to time, copies of all information, financial statements and other papers that the Distributor may reasonably request for use in connection with the distribution of Shares, including without limitation, certified copies of any financial statements prepared for the Trust by its independent public accountants and such reasonable number of copies of the Prospectus and annual and interim reports to shareholders as the Distributor may request. The Trust and the Adviser each represent that it will not use or authorize the use of any Communications with the Public unless and until such materials have been approved and authorized for use by the Distributor. Nothing in this Agreement shall require the sharing or provision of materials protected by privilege or limitation of disclosure, including any applicable attorney-client privilege or trade secret materials.

H.	The Adviser, on behalf of the Trust, has reviewed and is familiar with the provisions of FINRA Rule 2830(k) prohibiting directed brokerage. In addition, the Trust or Adviser shall not enter into any agreement (whether orally or in writing) under which the Trust or Adviser directs or is expected to direct the Trust’s brokerage transactions (or any commission, markup or other payment from such transactions) to a broker or dealer for the promotion or sale of Portfolio Shares or the shares of any other investment company. In the event the Trust fails to comply with the provisions of FINRA Rule 2830(k), the Adviser shall promptly notify the Distributor.

4. Additional Representations and Covenants of the Distributor. The Distributor hereby represents, warrants and covenants to the Trust and the Adviser, which representations, warranties and covenants shall be deemed to be continuing throughout the term of this Agreement, that:

A.	it is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

B.	this Agreement has been duly authorized, executed and delivered by the Distributor in accordance with all requisite action and constitutes a valid and legally binding obligation of the Distributor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

C.	it is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

D.	it is registered as a broker-dealer under the 1934 Act and is a member in good standing of FINRA;

E.	it (i) has adopted an anti-money laundering compliance program (“AML Program”) that satisfies the requirements of all applicable laws and regulations; (ii) undertakes to carry out its AML Program to the best of its ability; (iii) will promptly notify the Trust and the Adviser if an inspection by the appropriate regulatory authorities of its AML Program identifies any material deficiency; and (iv) will promptly remedy any material deficiency of which it learns;

F.	in connection with all matters relating to this Agreement, it will comply with the requirements of the 1933 Act, the 1934 Act, the 1940 Act, the regulations of FINRA and all other applicable federal or state laws and regulations, including maintenance of all records that such laws and regulations specifically require Distributor to maintain in its capacity as principal underwriter in connection with the offer and sale of Shares of the Trust; and

G.	it shall provide to the Trust and each Portfolio such information regarding Distributor’s policies and procedures (including material changes to such policies and procedures and material compliance matters) as may be reasonably requested to enable each Portfolio to comply with its obligations under Rule 38a-1.

5. Standard of Care.

A.	The Distributor shall use its best judgment and reasonable efforts in rendering services to the Trust under this Agreement but shall be under no duty to take any action except as specifically set forth herein or as may be specifically agreed to by the Distributor in writing. The Distributor shall not be liable to the Trust or any of the Trust’s shareholders for any error of judgment or mistake of law, for any loss arising out of any investment, or for any action or inaction of the Distributor in the absence of negligence, bad faith or willful misfeasance in the performance of the Distributor’s duties or obligations under this Agreement or by reason of the Distributor’s reckless disregard of its duties and obligations under this Agreement.

B.	The Distributor shall not be liable for any action taken or failure to act in good faith reliance upon:

i.	the advice of the Trust or of counsel, who may be counsel to the Trust or counsel to the Distributor;

ii.	any oral instruction which it receives and which it reasonably believes in good faith was transmitted by the person or persons authorized by the Board to give such oral instruction (the Distributor shall have no duty or obligation to make any inquiry or effort of certification of such oral instruction);

iii.	any written instruction or certified copy of any resolution of the Board, and the Distributor may rely upon the genuineness of any such document or copy thereof reasonably believed in good faith by the Distributor to have been validly executed; or

iv.	any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed in good faith by the Distributor to be genuine and to have been signed or presented by the Trust or other proper party or parties; and the Distributor shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which the Distributor reasonably believes in good faith to be genuine.

C.	The Distributor shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdowns, flood or catastrophe, epidemic, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

6. Expenses.

A.	Unless otherwise set forth in Section 7 below, the Distributor agrees to pay all of its own costs incurred in connection with the distribution of shares of each Portfolio (“Distribution Expenses”). Distribution Expenses include, but are not limited to, the following expenses incurred by the Distributor: initial and ongoing sales compensation (in addition to sales loads) paid to investment executives of the Distributor and to other broker-dealers and participating financial institutions which the Distributor has agreed to pay; expenses incurred in the printing of Prospectuses, statements of additional information and reports used for sales purposes; expenses of preparation and distribution of sales literature; expenses of advertising of any type; an allocation of the Distributor’s overhead; payments to and expenses of persons who provide support services in connection with the distribution of Portfolio shares; and other distribution-related expenses.

B.	The Trust or the Adviser shall bear all costs and expenses in connection with the registration of its Shares with the SEC and each Portfolio’s related compliance with state securities laws, as well as all costs and expenses in connection with the offering of the Shares and communications with shareholders, including but not limited to: (i) fees and disbursements of the Trust’s counsel and independent public accountants; (ii) costs and expenses of the preparation, filing, printing and mailing of Prospectuses, as well as related advertising and sales literature; (iii) costs and expenses of the preparation, printing and mailing of annual and interim reports, proxy materials and other communications to shareholders; and (iv) fees required in connection with the offer and sale of Shares in such jurisdictions as shall be selected by the Trust pursuant to Section 3(D) hereof.

C.	The Distributor shall bear the expenses of registration or qualification of the Distributor as a dealer or broker under federal or state laws and the expenses of continuing such registration or qualification. The Distributor does not assume responsibility for any expenses not expressly assumed hereunder.

7. Compensation

A.	Pursuant to the Trust’s Amended and Restated Distribution and Service Plan (the “Plan”) adopted by the Board of Trustees of the Trust in accordance with Rule 12b-1 under the 1940 Act:

i.	The Class A shares of each Portfolio will pay the Distributor a total fee equal to the Distribution Expenses incurred by the Distributor with respect to such class; provided such Distribution Expenses do not exceed an annual rate of 0.25% of the value of the average daily net assets of such class, as determined monthly.

ii.	The Class D shares of each Portfolio will pay the Distributor a total fee equal to the Distribution Expenses incurred by the Distributor with respect to such class; provided such Distribution Expenses do not exceed an annual rate of 0.15% of the value of the average daily net assets of such class, as determined monthly.

B.	To the extent Distribution Expenses are not paid by the Trust or the Distributor, the Adviser will pay the Distributor in accordance with the fee schedule set forth on Exhibit B hereto.

C.	The Adviser or the Trust shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Adviser or the Trust shall notify the Distributor in writing within 30 calendar days following receipt of each invoice if it is disputing any amounts in good faith. The Adviser or the Trust shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Adviser is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½%

per month after the due date. Notwithstanding anything to the contrary, amounts paid by the Trust to the Distributor shall only be paid in accordance with a Rule 12b-1 plan, and the Adviser shall be responsible for the payment of the amount of such fees and expenses not covered by Rule 12b-1 payments.

8. Indemnification.

A.	The Trust shall indemnify, defend and hold the Distributor and each of its managers, officers, employees, representatives and any person who controls the Distributor within the meaning of Section 15 of the 1933 Act (collectively, the “Distributor Indemnitees”), free and harmless from and against any and all claims, demands, losses, expenses and liabilities of any and every nature (including reasonable attorneys’ fees) (collectively, “Losses”) that the Distributor Indemnitees may sustain or incur or that may be asserted against a Distributor Indemnitee by any person (i) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any Prospectus, or in any annual or interim report to shareholders, or in any advertisements or sales literature prepared by the Trust or the Adviser (or an agent of either one), or (ii) arising out of or based upon any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) arising out of a breach of the Trust’s representations and warranties in this Agreement, or (iv) based upon the Trust’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement.

The Adviser shall indemnify, defend and hold the Distributor Indemnitees free and harmless from and against any and all Losses that the Distributor Indemnitees may sustain or incur or that may be asserted against a Distributor Indemnitee by any person (i) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any advertisements or sales literature prepared by the Adviser (or an agent of the Adviser), or (ii) arising out of or based upon any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) arising out of a breach of the Adviser’s representations and warranties in this Agreement, or (iv) based upon the Adviser’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement.

Notwithstanding the foregoing, the Trust’s or the Adviser’s obligation to indemnify the Distributor Indemnitees shall not be deemed to cover any Losses arising out of any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, Prospectus, annual or interim report, or any advertisement or sales literature in reliance upon and in conformity with written information relating to the Distributor and furnished to the Trust or the Adviser or its counsel by the Distributor for the purpose of, and used in, the preparation thereof. The Trust’s and the Adviser’s agreement to indemnify the Distributor Indemnitees is expressly conditioned upon the Trust or the Adviser being notified of such action or claim of loss brought against the Distributor Indemnitees within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Distributor Indemnitees, unless the failure to give notice does not prejudice the Trust or the Adviser; provided that the failure so to notify the Trust or the Adviser of any such action shall not relieve the Trust or the Adviser from any liability which it may have to the person against whom such action is brought by reason of any such untrue, or alleged untrue, statement or omission, or alleged omission, otherwise than on account of the indemnity contained in this Section.

B.	The Trust and the Adviser shall each be entitled to participate at its own expense in the defense,

or if it so elects, to assume the defense of any suit brought to enforce any such Losses, but if it elects to assume the defense, such defense shall be conducted by counsel chosen by it and approved by the Distributor, which approval shall not be unreasonably withheld. In the event the Trust or the Adviser elects to assume the defense of any such suit and retain such counsel, the Distributor Indemnitees in such suit shall bear the fees and expenses of any additional counsel that they retain. If the Trust or the Adviser does not elect to assume the defense of any such suit, or in case the Distributor does not, in the exercise of reasonable judgment, approve of counsel chosen by the Trust or the Adviser, or if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Adviser and the Distributor Indemnitees, the Trust or the Adviser will reimburse the Distributor Indemnitees for the reasonable fees and expenses of any counsel retained by them. The Trust’s and the Adviser’s indemnification agreement contained in Sections 8(A) and 8(B) herein shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Distributor Indemnitees and shall survive the delivery of any Shares and the termination of this Agreement. This agreement of indemnity will inure exclusively to the benefit of the Distributor Indemnitees and their successors. The Trust and the Adviser each agrees to promptly notify the Distributor of the commencement of any litigation or proceedings against it or any of its officers or trustees in connection with the offer and sale of any of the Shares.

C.	The Trust or the Adviser shall advance attorneys’ fees and other expenses incurred by any Distributor Indemnitee in defending any claim, demand, action or suit which is the subject of a claim for indemnification pursuant to this Section 8 to the maximum extent permissible under applicable law.

D.	The Distributor shall indemnify, defend and hold the Trust and the Adviser and each of its trustees, officers, employees, representatives and any person who controls the Trust within the meaning of Section 15 of the 1933 Act (collectively, the “Trust Indemnitees”), free and harmless from and against any and all Losses that the Trust Indemnitees may sustain or incur or that may be asserted against a Trust Indemnitee by any person (i) arising out of or based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement or any Prospectus, or in any annual or interim report to shareholders, or in any advertisements or sales literature prepared by the Distributor, or (ii) arising out of or based upon any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statement not misleading, or (iii) based upon the Distributor’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement; provided however that with respect to clauses (i) and (ii), above, the Distributor’s obligation to indemnify the Trust Indemnitees shall only be deemed to cover Losses arising out of any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, Prospectus, annual or interim report, or any advertisement or sales literature in reliance upon and in conformity with written information relating to the Distributor and furnished to the Trust, the Adviser, or either of their counsel by the Distributor for the purpose of, and used in, the preparation thereof. The Distributor’s agreement to indemnify the Trust Indemnitees is expressly conditioned upon the Distributor being notified of any action or claim of loss brought against the Trust Indemnitees within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Trust Indemnitees, unless the failure to give notice does not prejudice the Distributor; provided that the failure so to notify the Distributor of any such action shall not relieve the Distributor from any liability which the Distributor may have to the person against whom such action is brought by reason of any such untrue, or alleged untrue, statement or omission, otherwise than on account of the Distributor’s indemnity agreement contained in this Section 8(D).

E.	The Distributor shall be entitled to participate at its own expense in the defense, or if it so elects, to assume the defense of any suit brought to enforce any such Losses, but if the

Distributor elects to assume the defense, such defense shall be conducted by counsel chosen by the Distributor and approved by the Trust or the Adviser, which approval shall not be unreasonably withheld. In the event the Distributor elects to assume the defense of any such suit and retain such counsel, the Trust Indemnitees in such suit shall bear the fees and expenses of any additional counsel retained by them. If the Distributor does not elect to assume the defense of any such suit, or in case the Trust or the Adviser does not, in the exercise of reasonable judgment, approve of counsel chosen by the Distributor, or if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Trust Indemnitees and the Distributor, the Distributor will reimburse the Trust Indemnitees for the reasonable fees and expenses of any counsel retained by them. The Distributor’s indemnification agreement contained in Sections 8(D) and 8(E) herein shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Trust Indemnitees and shall survive the delivery of any Shares and the termination of this Agreement. This agreement of indemnity will inure exclusively to the benefit of the Trust Indemnitees and their successors. The Distributor shall promptly notify the Trust and the Adviser of the commencement of any litigation or proceedings against the Distributor or any of its officers or trustees in connection with the offer and sale of any of the Shares.

F.	The Distributor shall advance attorneys’ fees and other expenses incurred by any Trust Indemnitee in defending any claim, demand, action or suit which is the subject of a claim for indemnification pursuant to this Section 8 to the maximum extent permissible under applicable law.

G.	No party to this Agreement shall be liable to the other parties for consequential, special or punitive damages under any provision of this Agreement.

H.	No person shall be obligated to provide indemnification under this Section 8 if such indemnification would be impermissible under the 1940 Act, the 1933 Act, the 1934 Act or the rules of FINRA; provided however that, in such event, indemnification shall be provided under this Section 8 to the maximum extent so permissible.

9. Proprietary and Confidential Information. The Distributor agrees on behalf of itself and its managers, officers, and employees to treat confidentially and as proprietary information of the Trust and the Adviser, all records and other information relative to the Trust and the Adviser and prior, present or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust and the Adviser, which approval shall not be unreasonably withheld and may not be withheld where the Distributor may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Trust or the Adviser. Records and other information which have become known to the public through no wrongful act of the Distributor or any of its employees, agents or representatives, and information that was already in the possession of the Distributor prior to receipt thereof from the Trust, the Adviser or their respective agents, shall not be subject to this paragraph.

Further, the Distributor will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, the Distributor shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders.

10. Compliance with Laws. The Trust has and retains primary responsibility for all compliance matters relating to each Portfolio, including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, the Sarbanes-Oxley Act of 2002, the USA Patriot Act of 2001 and the policies and limitations of a Portfolio relating to its portfolio investments as set forth in its Prospectus and statement of additional information. The Distributor’s services hereunder shall not relieve the Trust of its responsibilities for assuring such compliance or the Board of Trustee’s oversight responsibility with respect thereto.

11. Term of Agreement; Amendment; Assignment.

A.	This Agreement shall become effective with respect to each Portfolio listed on Exhibit A hereof as of the date hereof and, with respect to each Portfolio not in existence on that date, on the date an amendment to Exhibit A to this Agreement relating to that Portfolio is executed. Unless sooner terminated as provided herein, this Agreement shall continue in force for one year from the date hereof and thereafter from year to year, provided such continuance is specifically approved at least annually by: (i) the Trust’s Board, or (ii) the vote of a “majority of the outstanding voting securities” of a Portfolio, and provided that in either event, the continuance is also approved by a majority of the Trust’s Board who are not “interested persons” of any party to this Agreement, by a vote cast at a meeting called for the purpose of voting on such approval.

B.	Notwithstanding the foregoing, this Agreement may be terminated, without the payment of any penalty, with respect to a particular Portfolio: (i) through a failure to renew this Agreement at the end of a term, (ii) upon mutual consent of the parties, or (iii) upon not less than 60 days’ written notice, by the Trust upon the vote of a majority of the members of its Board who are not “interested persons” of the Trust and have no direct or indirect financial interest in the operation of this Agreement, or by vote of a “majority of the outstanding voting securities” of a Portfolio, by the Distributor, or by the Adviser. The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Distributor, the Trust, and the Adviser. If required under the 1940 Act, any such amendment must be approved by the Trust’s Board, including a majority of the Trust’s Board who are not “interested persons” of any party to this Agreement, by a vote cast at a meeting for the purpose of voting on such amendment. In the event that such amendment affects the Adviser, the written instrument shall also be signed by the Adviser. This Agreement will automatically terminate in the event of its “assignment.”

C.	As used in this Section, the terms “majority of the outstanding voting securities,” “interested person,” and “assignment” shall have the same meaning as such terms have in the 1940 Act.

D.	Sections 8 and 9 shall survive termination of this Agreement.

12. Early Termination. In the absence of any material breach of this Agreement, should the Trust or Adviser elect to terminate this Agreement prior to the end of the term, the Trust or Adviser shall pay the following fees:

A.	all monthly fees through the life of the Agreement, including the repayment of any negotiated discounts;

B.	all fees associated with converting services to a successor service provider;

C.	all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider; and

D.	all miscellaneous costs associated with A-C above.

13. Duties in the Event of Termination. In the event that, in connection with termination, a successor to any of the Distributor’s duties or responsibilities hereunder is designated by the Trust, the Distributor shall cooperate in the transfer of such duties and responsibilities to such successor.

14. Governing Law. This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to conflicts of law principles. To the extent that the applicable laws of the

Commonwealth of Massachusetts, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

15. No Agency Relationship. Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

16. Services Not Exclusive. Nothing in this Agreement shall limit or restrict the Distributor from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

17. Invalidity. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

18. Notices. Any notice required or permitted to be given by any party to the others shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by electronic mail to the other parties’ respective addresses as set forth below:

Notice to the Distributor shall be sent to:

Quasar Distributors, LLC

Attn: Legal Department

Three Canal Plaza, Suite 100

Portland, Maine 04101

legal@foreside.com

Notice to the Trust shall be sent to:

First American Funds Trust

Attn: Fund Treasurer

800 Nicollet Mall, 4th Fl.

Minneapolis, MN 55402

Notice to the Adviser shall be sent to:

U.S. Bancorp Asset Management, Inc.

Attn: Chief Counsel

800 Nicollet Mall

Minneapolis, MN 55402-7020

19. Multiple Originals. This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

FIRST AMERICAN FUNDS TRUST		QUASAR DISTRIBUTORS, LLC

By:	/s/ Jill Stevenson	By:	/s/ Mark Fairbanks

Name:	Jill Stevenson	Name:	Mark Fairbanks

Title:	Treasurer	Title:	Vice President

U.S. BANCORP ASSET MANAGEMENT, INC.

By:	/s/ James D. Palmer

Name:	James D. Palmer

Title:	Chief Investment Officer

Exhibit A

to the

Distribution Agreement

Fund Names

Separate Series of First American Funds Trust

Name of Series	Type of Fund
Government Obligations Fund, Class A	Government
Government Obligations Fund, Class D	Government
Government Obligations Fund, Class P	Government
Government Obligations Fund, Class U	Government
Government Obligations Fund, Class V	Government
Government Obligations Fund, Class X	Government
Government Obligations Fund, Class Y	Government
Government Obligations Fund, Class Z	Government
Institutional Prime Obligations Fund, Class T	Institutional
Institutional Prime Obligations Fund, Class V	Institutional
Institutional Prime Obligations Fund, Class X	Institutional
Institutional Prime Obligations Fund, Class Y	Institutional
Institutional Prime Obligations Fund, Class Z	Institutional
Retail Prime Obligations Fund, Class A	Retail
Retail Prime Obligations Fund, Class T	Retail
Retail Prime Obligations Fund, Class V	Retail
Retail Prime Obligations Fund, Class X	Retail
Retail Prime Obligations Fund, Class Y	Retail
Retail Prime Obligations Fund, Class Z	Retail
Retail Tax Free Obligations Fund, Class A	Retail
Retail Tax Free Obligations Fund, Class V	Retail
Retail Tax Free Obligations Fund, Class Y	Retail
Retail Tax Free Obligations Fund, Class Z	Retail
Treasury Obligations Fund, Class A	Government
Treasury Obligations Fund, Class D	Government
Treasury Obligations Fund, Class P	Government
Treasury Obligations Fund, Class V	Government
Treasury Obligations Fund, Class X	Government
Treasury Obligations Fund, Class Y	Government
Treasury Obligations Fund, Class Z	Government
U.S. Treasury Money Market Fund, Class A	Government
U.S. Treasury Money Market Fund, Class D	Government

Name of Series	Type of Fund
U.S. Treasury Money Market Fund, Class V	Government
U.S. Treasury Money Market Fund, Class Y	Government
U.S. Treasury Money Market Fund, Class Z	Government

Exhibit B

to the

Distribution Agreement

Quasar Distributors, LLC Regulatory Distribution Services Fee Schedule

Regulatory Distribution Annual Services Per Fund Complex

0.08 basis points on the first $25 billion

0.07 basis points on the next $25 billion

0.06 basis points on the balance

Default Sales Loads, and underwriter concessions, if any, are payable to the Distributor.

Standard Advertising Compliance Review

■      $125 per communication piece for the first 10 pages (minutes if audio or video); $10 per page (minute if audio or video) thereafter.

■      $125 FINRA filing fee per communication piece for the first 10 pages (minutes if audio or video); $10 per page (minute if audio or video) thereafter. FINRA filing fee subject to change. (FINRA filing fee may not apply to all communication pieces.)

Expedited Advertising Compliance Review

■      $600 for the first 10 pages (minutes if audio or video); $25 per page (minute if audio or video) thereafter, 24 hour initial turnaround.

■      $600 FINRA filing fee per communication piece for the first 10 pages (minutes if audio or video); $50 per page (minute if audio or video) thereafter. FINRA filing fee subject to change. (FINRA filing fee may not apply to all communication pieces.)

Licensing of Investment Advisor’s Staff

■      $2,800 per year per registered representative

■      Licenses sponsored: Series 6, 7, 24, 26, 27, 63, 66

■      All associated FINRA and state fees for registered representatives, including license and renewal fees

Marketing Support Services

■      The design and/ or production of fund fact sheets, commentaries, brochures and other sales support materials – Project priced via proposal

Miscellaneous Expenses

All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:

■	Production, printing, distribution, and placement of advertising, sales literature, and materials
■	Engagement of designers, free-lance writers, and public relations firms
■	Postage, overnight delivery charges
■	FINRA registration fees/other costs to fulfill regulatory requirements
■	Travel, lodging, and meals

Additional services not included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

Fees are calculated pro rata and billed monthly.